MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB2 of COASTLINE CORPORATE SERVICES, Inc, of our report dated May 30, 2007 on our audit of the financial statements COASTLINE CORPORATE SERVICES, Inc as of April 30, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception October 27, 2006 through April 30, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 14, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501